Exhibit 99.1

RLI ANNOUNCES COMPLETION OF SALE OF MINORITY OWNERSHIP INTEREST IN MAUI JIM, INC.

PEORIA, ILLINOIS, October 3, 2022 -- RLI Corp. (NYSE: RLI) – RLI Corp. (RLI) announced today that it has completed the previously announced sale of its minority interest in Maui Jim, Inc. (Maui Jim) to Kering Eyewear, an affiliate of Kering S.A., a French-based multinational corporation specializing in luxury goods. The aggregate pre-tax proceeds received by RLI at closing for the Maui Jim shares owned by RLI was $686.6 million, after taking into account certain adjustments at closing. The purchase price payable to RLI in exchange for the Maui Jim shares owned by RLI remains subject to customary post-closing working capital and other adjustments.

“RLI has held an equity ownership interest in Maui Jim since 1996, when RLI Vision Corp., our legacy ophthalmic services subsidiary merged with Hester Enterprises, Inc. The resulting organization began operating under the name Maui Jim,” said RLI Corp. President & CEO Craig W. Kliethermes.

“We appreciate the significant value Maui Jim has created over the past 25 years, which has been beneficial for RLI shareholders,” said Kliethermes.

For additional information, please refer to the Form 8-K filed today by RLI Corp. in connection with the transactions described herein which is available on RLI’s website at www.rlicorp.com and on the SEC’s EDGAR website.

ABOUT RLI
RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by AM Best Company. RLI has paid and increased regular dividends for 47 consecutive years and delivered underwriting profits for 26 consecutive years. To learn more about RLI, visit www.rlicorp.com.

FORWARD LOOKING STATEMENTS
This news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting our capital priorities and benefits of the Maui Jim sale. These statements are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in RLI’s filings with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2021.

MEDIA CONTACT
Aaron Diefenthaler
Chief Investment Officer & Treasurer
309-693-5846
Aaron.Diefenthaler@rlicorp.com

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